Exhibit 99.1

FOR IMMEDIATE RELEASE

                 HS RESOURCES ANNOUNCES THIRD QUARTER RESULTS;
                          PROVIDES OPERATIONAL UPDATE

San Francisco, California - HS Resources, Inc. (NYSE: HSE) today announced its operating and financial results for the quarter ended September 30, 1998. For the quarter, the Company reported a net loss of $1.44 million, or $0.08 per share, on production revenues of $32.9 million compared to net income of $1.56 million, or $0.09 per share, on production revenues of $31.7 million for the comparable prior year period. The decline was due in part to the effects of lower product pricing and to temporary conditions on gas gathering systems in the Denver-Julesburg (D-J) Basin limiting the amount of gas which the Company could transport. Operating cash flow was $14.8 million, or $0.79 per share, compared to $15.6 million, or $0.89 per share, for the third quarter of 1997.

Quarterly production was 3.05 million barrels of oil equivalent (MMBoe), up 31% from 2.33 MMBoe during the comparable prior year period. The Company produced
14.4 billion cubic feet of gas (Bcf), an increase of 40% from the 10.3 Bcf produced during the third quarter of 1997. Oil production increased 6% from 619 thousand barrels of oil (MBbl) to 653 MBbl. The Company estimates that net production for the quarter was reduced by approximately 129,000 barrels of oil equivalent (Boe), or 4%, because of high line pressure in both of the major gas gathering systems which transport the Company's D-J Basin gas to the Amoco Wattenberg gas processing plant. The higher line pressure was primarily caused by a compressor failure, which has been repaired by the system operator.

During the quarter, the Company's realized oil price was $13.07 per barrel
(Bbl), which includes a positive adjustment of $0.78 per Bbl resulting from the Company's hedging program. This compares to a weighted average oil price of $19.14 per Bbl realized during the comparable prior period. The net realized gas price was $1.69 per thousand cubic feet (Mcf), down 12% from the $1.93 per Mcf realized during the third quarter of 1997. The current quarter pricing includes a positive hedging adjustment of $0.03 per Mcf. The weighted average price per Boe was $10.78, down 21% from $13.58 per Boe during the comparable prior year period, and down 8% from $11.76 per Boe during the second quarter of 1998.

Aggregate lease operating expenses increased from $5.9 million to $7.8 million due to the addition of a substantial number of wells acquired from Amoco Production Company (the Amoco Acquisition) at the end of 1997. On a unit-of-production basis, lease operating expenses rose by $0.03, from $2.53 per Boe to $2.56 as the result of a large number of workovers which the Company undertook in order to enhance D-J Basin production. Aggregate general and administrative expense increased 8% to $2.0 million on an absolute basis, but declined by $0.14, or 18%, on a unit-of-production basis, from $0.79 to $0.65 per Boe. Net interest expense increased to $10.0 million, as a result of the additional debt incurred in connection with the Amoco Acquisition, net of $3.8 million of capitalized interest attributable to the cost of the Company's undeveloped acreage.

Depreciation, depletion and amortization (DD&A) expense increased 31% due to increased production, while DD&A per Boe remained flat at $5.63. The Company decreased its DD&A rate at the end of the second quarter of 1998 to reflect increases in proved reserves and the effects of a full cost ceiling test impairment charge incurred in that quarter, and increased its DD&A rate in the third quarter to reflect the decrease in reserves as a result of the sale of its Mid-Continent properties.

For the first nine months of 1998, the Company reported net income of $3.2 million, or $0.17 per share, before the previously noted non-cash full cost ceiling test impairment. Including the effects of the impairment, the Company incurred a net loss of $33.3 million, or $1.78 per share, compared to net income of $7.1 million, or $0.40 per share, for the comparable 1997 period. Production increased 37% to 9.4 MMBoe from 6.8 MMBoe, with production revenues increasing 19% to $116.6 million from $97.8 million. The realized oil price for the first nine months of 1998 declined 25% to $14.92 per Bbl from $19.94 per Bbl in 1997, while the realized gas price was $1.96 per Mcf, a 4% reduction from $2.05 per Mcf in 1997. Aggregate operating cash flow increased 18%, from $49.9 million to $58.9 million, and per share cash flow increased from $2.85 to $3.15.

HS Resources also provided an update on the status of various field activities in the Gulf Coast, the Northern Rockies and the D-J Basin.

In the Gulf Coast area, during the quarter the Company drilled five wells, completed one 3-D seismic program and began field data acquisition on an additional 3-D seismic program. Interpretation and analysis is ongoing on several more 3-D seismic surveys.

In late October the Company completed installation of its Ragley gas processing plant in the North Gillis project area of Beauregard Parish, Louisiana, bringing three wells into production. Although the plant is being operationally tuned, current gross production from the three wells is approximately 4.6 million cubic feet of gas per day (MMcfd) and 550 barrels of oil per day (Bopd). Two additional wells in the area are awaiting hook-up, including the HSR Hayes Lumber Company #1, which tested at rates of approximately 3 MMcfd and 270 Bopd, and the HSR Dorothy Stuckey #1, which tested at rates of approximately 2.4 MMcfd and 28 Bopd. The Company has an average 37.5% working interest in the North Gillis project where, to date, it has completed five of six wells with preliminary average gross reserves of approximately 900 MBoe per well. The Company expects that another four to five wells will be drilled in North Gillis during the fourth quarter of 1998.

In the Company's Devillier project area in Chambers County, Texas, the HSR Garth A#1 reached total depth in early October. Data analysis indicate recoverable reserves of up to 8 Bcf of gas. The Company was carried to casing point, with an ongoing 25% working interest. This well should be completed by November 10, with production commencing by mid-December. The rig has moved to the HSR Garth A#2 location, which currently is drilling at about 8,000 feet.

During the quarter the Company also completed the HSR Victory Financial et al #1 in the Welsh project area of Jefferson Davis Parish, Louisiana, in which HSR has a 50% working interest. The well tested at 890 thousand cubic feet of gas per day (Mcfd) and 5 Bopd, and currently is waiting on pipeline hookup.

In the Iowa/Woodlawn project area, where HSR has a 25% working interest, the first well tested at rates of 5.1 MMcfd and 113 Bopd, and should commence production before year end. This project in Jefferson Davis Parish, Louisiana, targets the Hackberry formation, which the Company has successfully exploited elsewhere in Louisiana. Thus far, eight prospects have been identified in this 120 mi/2/ 3-D shoot.

In the Lox B project area of Jefferson County, Texas, the HSR Broussard et al #1 reached TD on November 5/th/. Preliminary data analysis indicates that the objective Hackberry sand was encountered as expected but appears to be wet. Further petrophysical analysis has been undertaken to confirm or refute that preliminary determination. HSR has a 50% working interest in this project.

Successful activity continued in Calcasieu Parish, Louisiana, on the Buhler project where the Company primarily targets the Hackberry formation. Two additional successful wells were drilled in the third quarter bringing the program total to five successes in six attempts during 1998, and thirteen successes in sixteen attempts from the inception of the program. Another well is drilling currently, and ten more could be drilled during 1999. HSR's interest in this project is a financially small, but strategically significant 3% working interest.

Elsewhere in the Gulf Coast, the Company's 116 mi/2/ 3-D program on the Indian Village project (sometimes referred to as North Iowa), located in Jefferson Davis and Allen Parishes, Louisiana, has been acquired and processed. Interpretation is under way and has generated several leads. Prospects should be ready for drilling during the first quarter of 1999.

Various seismic activities are ongoing on other projects, including Bayou Choupique, Bayou Shaffer/Ramos, Edgerly, Hathaway, Port Barre, Big Creek and Starks.

HS Resources also was active in its Northern Rockies area, reporting three exploratory wells in Sublette County, Wyoming, that appear to be successful based on data currently available. Pipe has been set on the Company's HSR Gold Coast #16-6 well, after encountering overpressured sands which show strong reserve potential based on analysis of electric logs and mud logs. The first stage of completion is expected to take place early next week. HSR has a 100% working interest in this prospect, subject to partial reduction after payout, and a 70% interest in approximately 40,000 gross acres surrounding the well.

Pipe was also run on the HSR-Holmes Federal #05-01, operated by McMurray Oil Company on HSR's South Jonah project, after encountering several sections of overpressured and normally pressured sands. The well is scheduled to be stimulated in five separate stages, two of which have been completed to date. The first stage stimulation showed encouraging results while the second stage stimulation was less encouraging. The remaining sections will be stimulated and tested at the rate of about one every two weeks. This project area encompasses approximately 15,000 gross acres potentially exploitable by the Company with a 60% working interest.

Finally, in mid-October Lance Oil & Gas Company, an affiliate of Western Gas Resources, set casing on its Sherlock Federal #15-08. Located on acreage acquired by farmout from HS Resources (with the Company retaining a 30% interest after payout), this well could set-up an additional 1,000 net prospective acres in which the Company owns a 70% working interest and has retained operatorship.

The Company's D-J District also was active during the quarter, moving forward with drilling, refracs and recompletions. For example, 29 Codell wells were refraced. Initial results continue to be encouraging and consistent with previous experience, showing an average 7.5x increase in production, strong rates of return and net finding costs of about $3.50/Boe. Thus far in 1998, refracs have added an estimated 5.3 MMBoe of new reserves net to the Company.

Also during the quarter, the Company drilled four new J-Sand wells and deepened twelve wells from shallower formations to the J-Sand. All were successfully completed and brought online. Deepening operations also were undertaken on ten Dakota wells. Of these, one had natural (unstimulated) Dakota production of 1 MMcfd and an estimated ultimate recovery of 2.5 Bcf. Two wells showed rates of 230 Mcfd and 440 Mcfd respectively, two wells are still cleaning-up after stimulation, and five wells yielded minimal incremental production.

Chairman and Chief Executive Officer Nicholas J. Sutton commented, "Our short-term production was inhibited by excessive line pressure largely due to a compressor failure on the K N Gas Gathering system. This has been repaired and our operations continue to advance aggressively but smoothly. For example, despite this line pressure issue we have increased net gas production in the D-J Basin by approximately 25%, or 28 MMcf per day, since the first of the year, and our gas is situated at the "city gate" of a growing and economically vibrant market. We also have experienced excellent results in the Gulf Coast projects; the technological manpower that we have devoted to our numerous 3-D seismic project areas has lead us to an accelerating level of drilling on very high quality prospects. Our current estimate is that our recent drilling activities in the Gulf Coast will add approximately 4 MMBoe of new reserves to the Company by year-end and more than 30 MMcfd and 1,500 Bopd of gross operated production there as we exit 1998. Clearly, we have substantially more set-up for 1999, and we view our recent success as the tip of the iceberg".

President P. Michael Highum added, "As a result of the previously announced Mid-Continent property sale, the Company ended the third quarter with approximately $140 million less debt than it had at the beginning of the quarter. We continue to be aggressive about managing our balance sheet. Our coverage ratios remain at good levels, and we continue to seek out additional efficiencies in our organization and operations. For example, the D-J District has several cost saving initiatives under review or being implemented. And, although oil prices are down from recent years, our natural gas prices remain strong by historical standards and the Company has 75,000 million British thermal units (Mmbtu) per day hedged from November through March at more than $2.43 per Mmbtu."

Statements concerning the debt coverage ratios, drilling, exploration, exploitation, development and other plans, timing and amount of future production levels, reserve estimates or potential additions, rates of return, timing of well connections and completions, expected future operating efficiencies, number of potential drilling locations, timing and amount of future drilling, and all similar statements or implications are forward looking statements within the meaning of Federal securities laws. Actual results or events may differ materially from these forward looking statements, depending upon a variety of factors, including commodity prices, availability of capital, results of exploration and other drilling, cash flow from operations, costs of materials and labor, availability of equipment, regulatory burdens, Company objectives and business judgment and other factors, both within and outside of the Company's control. The Company's forward looking statements are qualified in their entirety by these and other factors more fully set forth on the company's report on Form 8-K filed February 26, 1997.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the Rocky Mountain and onshore Gulf Coast regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE."

Contact:   Theodore Gazulis
           Vice President -- Treasury, Capital Markets and Investor Relations

           415-433-5795
           tgazulis@hsresources.com

                              HS Resources, Inc.
                          Summary of 1998 Operations

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In Thousands, Except Per Share Data)
                                   Unaudited

                                                        Quarter Ended                                  Nine Months Ended
                                                         September 30,                                    September 30,
                                           ---------------------------------------           -------------------------------------
                                                  1998                1997                         1998               1997
                                           -------------------  ------------------           -----------------  ------------------
Revenues:
Oil & gas sales                                       $ 32,887            $ 31,657                   $ 116,599            $ 97,778
Trading and transportation                              13,831              16,576                      41,297              64,361
Other gas revenues                                       2,068               1,017                       6,214               3,206
Other income                                               504                 271                       1,147                 894
                                           -------------------  ------------------           -----------------  ------------------
    Total revenues                                      49,290              49,521                     165,257             166,239
                                           -------------------  ------------------           -----------------  ------------------

Expenses:
Production taxes                                         2,068               2,060                       7,825               6,893
Lease operating                                          7,798               5,902                      23,113              18,273
Cost of trading and transportation                      12,550              16,505                      38,910              63,365
DD&A                                                    17,173              13,120                      53,707              38,436
Impairment of oil & gas properties                           -                   -                      59,000                   -
General and administrative                               1,996               1,841                       5,679               4,872
Interest                                                10,036               7,568                      30,873              22,945
                                           -------------------  ------------------           -----------------  ------------------
    Total expenses                                      51,621              46,996                     219,107             154,784
                                           -------------------  ------------------           -----------------  ------------------

Income (loss) before provision
  for income taxes                                      (2,331)              2,525                     (53,850)             11,455

Provision (benefit) for income taxes                      (888)                962                     (20,517)              4,364
                                           -------------------  ------------------           -----------------  ------------------
Net income (loss)                                     $ (1,443)           $  1,563                   $ (33,333)           $  7,091
                                           ===================  ==================           =================  ==================

Net income (loss) per share - diluted                 $  (0.08)           $   0.09                   $   (1.78)           $   0.40
                                           ===================  ==================           =================  ==================


Outstanding shares - diluted                            18,818              17,561                      18,706              17,520
                                           ===================  ==================           =================  ==================


Operating cash flow (a)                               $ 14,842            $ 15,645                   $  58,857            $ 49,891
                                           ===================  ==================           =================  ==================

Operating cash flow per share - diluted               $   0.79            $   0.89                   $    3.15            $   2.85
                                           ===================  ==================           =================  ==================

(a) Net income before depreciation, depletion and amortization, impairment and deferred income taxes.

                              HS Resources, Inc.
                          Summary of 1998 Operations

                    SUMMARY PRODUCTION, PRICE AND COST DATA
                                   Unaudited

                                               Quarter Ended                                       Nine Months Ended
                                                September 30,                                          September 30,
                          ----------------------------------------------------- ---------------------------------------------------
                                                                         %                                                    %
                                1998                1997               Change         1998               1997               Change
                          -----------------  -------------------  ------------- -----------------  ------------------  ------------
Daily Production:
  Oil (Bbl)                     7,102                6,723                6%          7,485               6,540                 14%
  Gas (Mcf)                   156,288              111,695               40%        161,048             111,015                 45%
  Equivalent Barrels (Boe)     33,150               25,339               31%         34,326              25,042                 37%

Period Production:
  Oil (MBbl)                      653                  619                6%          2,043               1,785                 14%
  Gas (MMcf)                   14,378               10,276               40%         43,966              30,307                 45%
  Equivalent Barrels (MBoe)     3,050                2,331               31%          9,371               6,836                 37%

Average oil price (Bbl)       $ 13.07              $ 19.14              -32%        $ 14.92             $ 19.94                -25%
Average gas price (Mcf)       $  1.69              $  1.93              -12%        $  1.96             $  2.05                 -4%
Average price (Boe)           $ 10.78              $ 13.58              -21%        $ 12.44             $ 14.30                -13%

Costs:
  G&A per Boe                 $  0.65              $  0.79              -18%        $  0.61             $  0.71                -14%
  LOE per Boe                 $  2.56              $  2.53                1%        $  2.47             $  2.67                 -7%
  DD&A per Boe                $  5.63              $  5.63                0%        $  5.73             $  5.62                  2%
(includes depreciation on
non oil and gas assets)

                              HS Resources, Inc.
                          Summary of 1998 Operations

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In Thousands)


                                                                  September 30,        December 31,
                                                                      1998                 1997
                                                               -------------------  ------------------
Assets

Current assets                                                         $   51,223          $   55,389
Oil & gas properties                                                    1,031,130           1,140,742
Accumulated DD&A                                                         (233,456)           (181,206)
Other assets                                                               18,393              20,391
                                                               -------------------  ------------------

                                                                       $  867,290          $1,035,316
                                                               ===================  ==================



                                                                  September 30,        December 31,
                                                                      1998                1997
                                                               -------------------  ------------------

Liabilities and Stockholders' Equity

Current liabilities                                                    $   82,532          $   63,717
Bank debt                                                                 293,000             412,000
9 7/8% Subordinated notes, due 2003                                        74,698              74,654
9 1/4% Subordinated notes, due 2006                                       149,369             149,310
Other long-term liabilities & deferred revenue                             16,698              21,215
Deferred taxes                                                             60,944              90,798
Stockholders' equity                                                      190,049             223,622
                                                               -------------------  ------------------

                                                                       $  867,290          $1,035,316
                                                               ===================  ==================

                              HS Resources, Inc.
                          Summary of 1998 Operations

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In Thousands)


                                                                                                  Nine Months Ended
                                                                                                    September 30,
                                                                                    ----------------------------------------------

                                                                                          1998                         1997
                                                                                    ------------------           -----------------
Cash flows from operating activities:
Net income (loss)                                                                   $          (33,333)          $           7,091
Depreciation, depletion and amortization                                                        53,707                      38,436
Impairment of oil and gas properties                                                            59,000                         ---
Amortization of deferred charges, debt issue costs
  and deferred compensation                                                                      1,848                       1,370
Transfer treasury stock to 401(k) plan                                                             549                         417
Gain on sale of fixed assets                                                                      (239)                        ---
Deferred income tax provision (benefit)                                                        (20,653)                      4,281
Decrease in accounts receivable                                                                  3,908                       8,455
Increase in accounts payable and accrued expenses                                                3,741                       5,341
Decrease in deferred revenue, net                                                               (4,379)                        ---
Other                                                                                               27                         365
                                                                                    ------------------           -----------------

Net cash provided by operating activities                                                       64,176                      65,756
                                                                                    ------------------           -----------------


Net cash provided by (used in) investing activities                                             58,767                     (18,778)
                                                                                    ------------------           -----------------

Net cash used in financing activities                                                         (123,038)                    (51,363)
                                                                                    ------------------           -----------------

Net decrease in cash and
  cash equivalents                                                                                 (95)                     (4,385)

Cash and cash equivalents, beginning
  of the period                                                                                  6,907                       8,765
                                                                                    ------------------           -----------------

Cash and cash equivalents, end of
  the period                                                                        $            6,812           $           4,380
                                                                                    ==================           =================

                                                                               6